Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Michael Heinley
rfisher@webmd.net	mheinley@webmd.net
212-624-3817	212-624-3926

WebMD Announces Third Quarter Financial Results

Revenue Increased 10%, Adjusted EBITDA Increased 24%

New York, NY (November 5, 2014) – WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the third quarter.

“We are pleased to report third quarter results that demonstrate growth across our business and highlight WebMD’s market leadership,” said David Schlanger, Chief Executive Officer, WebMD. “During the quarter, we continued to grow our consumer and professional audiences. With our significant scale and leadership across both desktop and mobile, we are well positioned to help our advertisers reach their target audience at scale with the right message at the right time.”

Financial Highlights

For the three months ended September 30, 2014:

•	Revenue was $143.5 million, compared to $130.9 million in the prior year period, an increase of 10%. Public portal advertising and sponsorship revenue was $117.7 million compared to $109.6 million in the prior year period. Private portal services revenue was $25.8 million compared to $21.3 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $39.3 million, compared to $31.7 million in the prior year period, an increase of 24%.

•	Net income was $9.8 million or $0.23 per diluted share, compared to $3.2 million, or $0.06 per diluted share in the prior year period. Net income in the prior year period would have been $5.2 million, or $0.10 per diluted share excluding an after-tax loss on convertible notes of $(2.0) million, or $(0.04) per diluted share.

Traffic Highlights

Traffic to the WebMD Health Network during the third quarter reached an average of 191 million unique users per month generating 3.6 billion page views for the quarter, increases of 38% and 22%, respectively, from the prior year period.

Balance Sheet Highlights

As of September 30, 2014, WebMD had: approximately $700 million in cash and cash equivalents; $952 million in aggregate principal amount of convertible notes outstanding; and approximately 37.6 million shares of its common stock outstanding (including approximately 900 thousand unvested shares of restricted stock).

During the quarter, WebMD utilized: $97.6 million in cash to repurchase 2 million shares of its common stock in a tender offer; and $1.25 million in cash to repurchase 25 thousand shares of its common stock under its stock repurchase program.

Subsequent to the end of the third quarter, WebMD has utilized approximately $10.2 million in cash to repurchase approximately 275 thousand shares of its common stock.

WebMD announced today that the amount available under its existing stock repurchase program was increased bringing the total available to $50 million. Under the repurchase program, WebMD may repurchase shares from time to time in the open market, through block trades or in private transactions, depending on market conditions and other factors.

Financial Guidance

Today, WebMD reaffirmed its previously issued revenue and earnings guidance for 2014.

For the year ending December 31, 2014, WebMD expects:

•	Revenue to be approximately $570 million to $580 million, an increase of approximately 11% to 13% from the prior year.

•	Adjusted EBITDA to be approximately $152.5 million to $157.5 million, an increase of approximately 24% to 28% from the prior year.

•	Net income to be approximately $36.5 million to $40.5 million.

For the fourth quarter of 2014, WebMD expects:

•	Revenue to be approximately $152 million to $162 million, an increase of approximately 4% to 11% from the prior year period.

•	Adjusted EBITDA to be approximately $42 million to $47 million, an increase of approximately 3% to 16% from the prior year period.

•	Net income to be approximately $10.7 million to $14.7 million.

“Our business is significantly improved from where we were just two years ago. We delivered 10% revenue growth in 2013, and are on track to deliver similar revenue growth in 2014 accompanied by Adjusted EBITDA growth of 24% to 28%,” said Mr. Schlanger. He added, “We are cautiously optimistic that positive trends will continue in 2015.”

A schedule summarizing the Company’s financial guidance is attached to this press release.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our services, including regulatory matters affecting their products and services; our ability to deploy new or updated services and to create new or enhanced revenue streams from those services; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with information contained in those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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